Exhibit 10.4

113 Hartwell Ave
Lexington, MA 02421
tel: 617.301.9400
fax: 617.301.9401
www.quanterix com

Joseph Driscoll

Dear Joe:

Quanterix Corporation (the “Company”) is pleased to offer you the full-time position of Chief Financial Officer reporting to me. Your effective date of hire as a regular full-time employee will be Monday, April 24, 2017. We are excited about the prospect of you joining our team. Please note that this offer is contingent upon Board approval.

Salary: The Company will pay you a salary at the annual rate of $300,000, paid at a bi-weekly rate of $11,538.46 (subject to periodic review and adjustment at the discretion of the Company).

Bonus: You will be eligible to receive an annual performance bonus. The Company will target the bonus at up to 40% of your annual base salary earnings. The actual bonus percentage is discretionary and will be subject to the Company’s assessment of your performance, as well as business conditions at the Company. The bonus also will be subject to your employment for the full period covered by the bonus, approval by and adjustment at the discretion of the Company and Company’s Board of Directors, and the terms of any applicable bonus plan.

Benefits: You will be eligible to participate in the employee benefits and insurance programs generally made available to its full-time employees, including medical insurance, dental insurance, 401K Plan, Flexible Spending Account, term life insurance, and short and long term disability insurance. Details of these benefits programs, including mandatory employee contributions, will be made available to you when you start. You also will be eligible to receive paid vacation time. You will be eligible for up to 20 days of paid vacation per year, which shall accrue on a prorated basis. Other provisions of the Company’s vacation policy are set forth in the policy itself.

Stock Options: You will be eligible to participate in the Company’s stock option program, subject to approval by the Board of Directors. We will recommend to the Board of Directors, at the next scheduled meeting to approve options, that you be granted an option to purchase 950,000 shares of the Company’s common stock at the stock’s then fair market value. Your eligibility for stock options will be governed by the Quanterix 2007

Stock Option and Grant Plan (the “2007 Plan”) and any associated stock option agreement required to be entered into by you and the Company. The option shall vest as to 25% of the options on the first anniversary of start date of your employment, with the remaining 75% vesting monthly over the next three years. In addition, your stock option agreement will provide that, to the extent not previously vested, 33.3% of your stock options will vest upon the closing of an IPO. In the event of a Sale Event (as defined in the 2007 Plan), 50% of your unvested stock options up to 75% of the total grant will vest. In the event that you are terminated without cause within one year following a Sale Event the remaining unvested shares will vest (100% of stock options).

Other Terms: Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason. Similarly, the terms of employment outlined in this letter are subject to change at any time. In the event of the termination of your employment for any reason, the Company shall pay you the Accrued Obligations, defined as (1) your base salary through the date of termination, (2) an amount equal to the value of your accrued unused vacation days, and (3) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed.

In addition, the Company shall provide you with the following termination benefits (the “Termination Benefits”): in the event the Company terminates your employment without Cause, the Company will provide a continuation of your base salary for a period of six (6) months after the date of termination at the salary rate then in effect (“Salary Continuation Payments”) (solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each Salary Continuation Payment is considered a separate payment).

Continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the date of termination until the earlier of (i) six (6) months from the termination date; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA (“Health Benefits Continuation Payments”). Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing Health Benefits Continuation Payments without potentially violating applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the Company’s portion of the monthly COBRA premium (as described above) that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (y) the date upon which you obtain other employment or (z) the last day of the sixth (6th) calendar month following your termination date.

Representation Regarding Other Obligations: This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition agreement or any other similar type of restriction that may affect your ability to devote full time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible.

You also will be required to sign the Company’s standard “Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement” as a condition of your employment. A copy of that Agreement is enclosed. In addition, as with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

We are excited about the opportunity to work with you at Quanterix. If you have any questions about this information, please do not hesitate to call. Otherwise, please confirm your acceptance of this offer of employment by signing below and returning a copy to me no later than April 6, 2017. We are confident that with your background and skills, you will have an immediate positive impact on our organization.

Sincerely,

Kevin Hrusovsky
Chairman and Chief Executive Officer

Offer accepted:

/s/ Joseph Driscoll	4/8/17
Joseph Driscoll	Date